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Exhibit 10.107


                                 April 11, 2003

Mr. Mike Radlovic President/CEO TranStar, Inc. 6336 Wilshire Blvd. Los Angeles, CA 90048

RE:  AMENDMENT TO TRANSTAR LICENSE, NOTE, AND AMENDED STOCKHOLDER AGREEMENT

Dear Mike,

This letter will confirm the material terms of the mutual agreement between TranStar Systems, Inc. formally known as Apollo Industries, Inc., (the "Corporation"), and Vertical Computer Systems, Inc. ("Vertical") to amend the following agreements:

         o        Royalty Agreement, dated October 14, 2000
         o        Stock Purchase Agreement, October 14, 2000
         o        Amended Stockholder's Agreement, dated October 14, 2000
         o $24,000 Promissory Note, dated April 19, 2001 (including security documents)
         o $24,000 Promissory Note, dated May 8, 2001 (including security documents)

Whereas, Vertical, Mike Radlovic ("Radlovic"), Walter J. Mix III, Gary Blum, The Secura Group, L.L.C., and J. Svigals are the stockholders ("Stockholders") of the common stock of the Corporation who executed the Amended Stockholder's Agreement.

In connection with the above agreements, the parties hereby agree as follows:

1. All agreements between the Corporation and Vertical shall be amended such that all references to Apollo Industries, Inc. shall be changed to TranStar Systems, Inc. whenever reasonably required.

2. Vertical shall waive all current defaults on the $24,000 Promissory Note, dated April 19, 2001 (including underlying security documents), and the $24,000 Promissory Note, dated May 8, 2001 (including security documents), hereinafter collectively referred to as the "2001 Notes". The due date for the 2001 Notes is extended to April 5, 2006. The Corporation and Vertical acknowledge confirm and agree that all underlying agreements to the 2001 Notes, including the Stock Pledge Agreement and the Loan and Security Agreement shall remain in full force and effect and that Vertical shall retain the 1,000,000 shares of common stock of the Corporation issued by the Corporation as collateral (the "Collateral Stock"). The Corporation expressly acknowledges and warrants that the waiver of default is expressly conditioned upon the Corporation's continuing obligations under the 2001 Notes and underlying security interests. At Vertical's request, the Corporation will execute any other documents reasonably required to perfect Vertical's security interest in any collateral shares issued for a breach of either of the 2001 Notes.


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3. In consideration  of Vertical's  waiver of default on each of the 2001 Notes, the Corporation shall increase the royalty rate on the Royalty Agreement to three percent (3%) of any Transaction Fees and any other revenues generated in perpetuity;

4. Concurrently with the execution of this Agreement, Vertical is transferring its remaining ownership interest in the Corporation, consisting of 3,000,000 shares of common stock originally purchased pursuant to the Stock Purchase Agreement dated October 14, 2000, to Radlovic in the capacity of an individual. The Corporation and Vertical hereby acknowledge, warrant and agree that, upon such a transfer:

         a. Vertical shall have no further rights under the Stockholders Agreement, including without limitation, any voting rights and any rights with respect to appointment of directors of the Corporation;

         b. Vertical and any of Vertical's employees or agents acting as Officers or Directors of the Corporation hereby resign, affective upon the execution of this agreement. Vertical and the directors appointed by Vertical shall have no further obligations to the Corporation, including any obligations specifically set forth in the Amended Stockholders Agreement, and the Corporation agrees to indemnify Vertical and its directors for any past acts that involved Vertical's rights and obligations to the Corporation;

         c. Vertical shall have no obligation to provide any consultant services as specified in Article 3, Section 13 of the Stockholders Agreement nor shall either Vertical or the Corporation have any further obligations under Article 5 of the Stockholder's Agreement.

5. FURTHER DOCUMENTS. The Corporation shall secure all written approvals (including any Stockholders who are not a party to the Radlovic purchase of Vertical's shares) and corporate resolutions necessary to effectuate the terms of this Agreement and shall provide Vertical with executed copies with respect thereto. The parties agree to promptly execute any further documents as reasonably necessary to effectuate the terms of this Agreement.

6. AUTHORITY. Each party hereto represents and warrants that it has full power and authority to enter into this Agreement and to perform this Agreement in accordance with its terms.

7. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California and shall be subject to the exclusive jurisdiction and venue of the state and federal courts of Los Angeles, California, to which the Parties irrevocably agree to submit to.

8. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.


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9.  SEVERABILITY.  In the event that any  provision of this  Agreement  shall be
invalid,  illegal  or  otherwise  unenforceable,   the  validity,  legality  and
enforceability of the remaining provisions shall in no way be affected or impaired thereby.

10. AMENDMENT. This Agreement may be amended only in writing executed by the parties hereto.

11. ATTORNEY'S FEES. In the event of a dispute the prevailing party shall be entitled to be reimbursed for its legal fees, including attorney fees and court costs, by the other party.

The parties agree to the terms of agreement effective on the date first set forth above:


ACCEPTED AND AGREED:


VERTICAL COMPUTER SYSTEMS, INC.

--------------------------
Richard Wade, President/CEO



TRANSTAR SYSTEMS, INC (the "Corporation")

--------------------------
Gary Blum, Secretary


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